Exhibit 99.1

Central Garden & Pet Company Announces Fourth Quarter & Fiscal 2012 Results

Fourth quarter sales of $397.2 million; EPS of $(0.21) per share

Fiscal 2012 sales of $1.7 billion; EPS of $0.44 per share

WALNUT CREEK, Calif.--(BUSINESS WIRE)--December 11, 2012--Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for the fourteen and fifty-three week periods ended September 29, 2012.

The Company reported net sales of $397.2 million for the fourth quarter of 2012, a 5 percent increase over the comparable fiscal 2011 period. Sales benefitted from the inclusion of an extra week in the quarter versus the prior year, as well as strength in the Company’s Pet segment. The Company’s fourth quarter operating loss for 2012 was $8.5 million compared to an operating loss of $4.6 million in the fourth quarter of 2011. The net loss for the fourth quarter of 2012 was $10.1 million or $0.21 per fully diluted share compared with a loss of $10.9 million or $0.21 per fully diluted share in the fourth quarter of 2011.

Gus Halas, President & CEO of Central Operating Companies commented, “Our fourth quarter bottom line was impacted by several factors, including declines in our décor business, higher marketing and innovation expenditures, and investments related to our transformation. With the first year of the transformation behind us and much work still to do, we remain committed to delivering a more integrated company which delivers greater innovation and value to our customers and improved profitability to our shareholders.”

The Company also announced today that it believes its sales and earnings for the first quarter will be below the results of the prior year.

Fourth Quarter 2012 Details

Reported net sales for the Pet segment for the quarter were $237.6 million, a gain of 12 percent over the fourth quarter of 2011, benefitting from higher animal health sales and strength in its pet distribution business as well as the inclusion of an extra week in the quarter versus the prior year. The Pet segment’s branded product sales for the quarter increased $19.9 million, or 12 percent, to $191.7 million while sales of other manufacturers’ products were $45.9 million, an increase of 15 percent compared with the fourth quarter of 2011. The Pet segment’s operating margin declined during the quarter, impacted by higher marketing and innovation expenses. For the fourth quarter, the Pet segment’s operating income was $16.3 million, up from $15.6 million in the fourth quarter of 2011.

Fourth quarter net sales for the Garden segment decreased 3 percent, or $5.5 million compared with the prior year, to $159.6 million, impacted by lower décor revenues. The Garden segment’s branded product sales decreased $8.3 million, or 6 percent, to $140.2 million. Sales of other manufacturers’ products were $19.4 million, an increase of 17% compared with the fourth quarter of 2011. The Garden segment’s operating margin decreased during the quarter, impacted by higher marketing costs as well as lower profitability in its décor businesses, due primarily to product returns in the seasonal décor business. The Garden segment’s operating loss was $7.7 million compared to an operating loss of $6.9 million in the prior year period.

At September 29, 2012, the Company’s cash and short term investments balance totaled $71.2 million. Net interest expense was $9.5 million for the quarter and $9.8 million in the prior year period. Depreciation and amortization expense was $7.3 million in the fourth quarter of 2012, consistent with the prior year. The Company’s effective tax rate for the fourth quarter of 2012 was 39.9 percent on its operating loss compared to 17.0 percent in the fourth quarter of 2011. The 2011 effective tax rate was lower than historical norms, impacted by the Company’s inability to use tax benefits due to decreased fiscal 2011 income and increased tax valuation allowances.

Total debt at September 29, 2012 was $449.8 million compared to $435.6 million at fiscal year-end 2011. The quarter ending total leverage ratio, as defined in the Company’s credit agreement, was 4.0x.

Fiscal 2012 Details

For the year ending September 29, 2012, the Company reported net sales of $1.7 billion, an increase of 4 percent, compared to $1.6 billion in fiscal 2011. The Company benefitted from an extra week in the fiscal year compared to a year ago. Branded products sales were $1.4 billion, up 3 percent over fiscal 2011. Sales of other manufacturers’ products increased 11 percent to $280.0 million. Depreciation and amortization for the fiscal year period was $30.4 million compared with $28.6 million in the prior year. Operating income for the period totaled $74.4 million compared to $85.2 million in the prior year. The Company’s results included transformational costs of $12.1 million that were incurred throughout the year as the Company moves from a portfolio model to an integrated, multi-brand organization. Net income for the year ended September 29, 2012 was $21.2 million compared to $28.3 million in fiscal 2011. Earnings per fully diluted share were $0.44 compared to $0.50 per fully diluted share in the year ago period.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its fourth quarter and fiscal 2012 results. The conference call will be accessible via the internet through Central’s website, http://ir.central.com.

Alternatively, to listen to the call by telephone, dial 412-317-6789 and enter passcode 10019773. A replay of the call will be available for three weeks by dialing 412-317-0088 and entering passcode 10019773.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 3,600 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company's SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including expectations for improved efficiency and profitability from the Company’s transformation initiatives, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in Central’s Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

CENTRAL GARDEN & PET COMPANY CONSOLIDATED BALANCE SHEETS

	September 29, 2012	September 24, 2011
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$48,475	$12,031
Short term investments	22,705	17,820
Accounts receivable, net	202,422	195,417
Inventories	330,032	329,546
Prepaid expenses, deferred income taxes and other	48,149	47,772
Total current assets	651,783	602,586
Plant, property and equipment, net	191,163	176,402
Goodwill	210,223	210,223
Other intangible assets, net	78,853	84,526
Other assets	17,525	19,266
Total	$1,149,547	$1,093,003

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$126,662	$116,524
Accrued expenses	79,491	75,128
Current portion of long-term debt	331	279
Total current liabilities	206,484	191,931
Long-term debt	449,483	435,330
Deferred income taxes and other long-term obligations	28,697	8,960

Commitments and contingencies (Note 11)

Equity:
Common stock	122	129
Class A common stock	347	359
Class B stock	16	16
Additional paid-in capital	382,195	396,208
Retained earnings	79,718	59,045
Accumulated other comprehensive income	1,539	1,019
Total Central Garden & Pet shareholders’ equity	463,937	456,776
Noncontrolling interest	946	6
Total equity	464,883	456,782
Total	$1,149,547	$1,093,003

Central Garden & Pet Company Condensed Consolidated Statements of Operations (In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Net sales	$397,236	$376, 906	$1,700,013	$1,628,652
Cost of goods sold and occupancy	292,164	278,702	1,185,855	1,134,733
Gross profit	105,072	98,204	514,158	493,919
Selling, general and administrative expenses	113,562	102,770	439,737	408,744
Income (loss) from operations	(8,490)	(4,566)	74,421	85,175
Interest expense	(9,577)	(9,786)	(40,315)	(38,044)
Interest income	61	35	145	296
Other income, net	697	434	678	550
Income (loss) before income taxes and noncontrolling interest	(17,309)	(13,883)	34,929	47,977
Income taxes	(6,900)	(2,357)	12,816	19,595
Income (loss) including noncontrolling interest	(10,409)	(11,526)	22,113	28,382
Net income attributable to noncontrolling interest	(350)	(594)	940	59
Net income (loss) attributable to Central Garden & Pet Company	$(10,059)	$(10,932)	$21,173	$28,323

Net income (loss) per share attributable to Central Garden & Pet Company:
Basic	$(0.21)	$(0.21)	$0.44	$0.50
Diluted	$(0.21)	$(0.21)	$0.44	$0.50

Weighted average shares used in the computation of net income per share:
Basic	47,704	51,943	47,622	56,217
Diluted	47,704	51,943	48,374	56,645

CONTACT:
Central Garden & Pet Company
Steve Zenker, 925-948-3657
Investor Relations